Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
January 4, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

James McEwan
+ 44 (0) 20 3727 1170
+ 44 (0) 7980 767 394
James.mcewan@fticonsulting.com

HINES GLOBAL INCOME TRUST ACQUIRES INDUSTRIAL WAREHOUSE IN UNITED KINGDOM

Cross Point Business Park represents Hines Global’s fifth strategic logistics acquisition worldwide over the past year while continuing the aggregation of the UK logistics platform

(LONDON) – Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired Cross Point Business Park, an industrial warehouse in the West Midlands, 24 miles east of Birmingham outside of Coventry, UK. The warehouse is leased to Restore PLC (LSE: RST), a support services company. This off market transaction was sourced by the local Hines office in the UK, a platform launched 25 years ago when Hines opened our European headquarters in 1995. The acquisition marks Hines Global’s fifth project in a portfolio of strategically added UK warehouses in just over a year.

Cross Point Business Park is a 147,000-square-foot, modern specification logistics warehouse constructed in 1994 and comprehensively refurbished and extended in 2015. It is located in the 'Golden Triangle,' the U.K.’s premier location for logistics and distribution operations. This location provides direct access to major roadway networks, ports, railways and airports, enabling deliveries to reach over 90% of the UK population within four hours.

“Cross Point Business Park’s location within the 'Golden Triangle' further diversifies our UK geographic exposure, while exemplifying our strategy of harnessing forensic analysis to identify fit for purpose, infrastructure critical buildings in locations with strong occupational demand,” said Greg Cooper, Director at Hines UK. “At a time where increasing competition for land in the area from other use classes is ramping up, this is a key acquisition to increase the attractiveness and value of Hines Global’s broader portfolio, and we anticipate a further tranche of acquisitions in the coming year in line with this strategy.”

The Midlands area, with more than twice the combined warehousing activity of London, Scotland and Wales, meets Hines Global’s strategic initiative of targeting a mix of well-located individual units with rent growth potential and capitalizes on the expected retail and e-commerce growth. Online sales in the UK have multiplied five times in the last five years and are up 40% YTD. With the continued growth of e-commerce sales and omnichannel retail placing greater emphasis on delivery times, we expect steady rental growth within the area for the foreseeable future.

“We are excited for this opportunity to deepen Hines Global’s UK logistics presence and enhance our existing portfolio of diversified global properties,” said Omar Thowfeek, Hines Global’s Managing Director – Investments. “The logistics sector represents close to 50% of our portfolio and has proven to be an area of strong growth and resilience. We look forward to continuing to seek opportunities to expand our investment in this sector.”

Hines has been investing and developing in the industrial real estate sector since 1957 with a global track record of 314 projects in 12 countries. Globally, the firm has acquired 38 million square feet of space and developed 45 million square feet (with 8 million square feet of projects currently in design or under development) in the sector.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 225 cities in 25 countries. Hines has approximately $144.1 billion¹ of assets under management, including $75.5 billion for which Hines serves as investment manager, including non-real estate assets, and $68.6 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,426 properties, totaling over 472 million square feet. The firm’s current property and asset management portfolio includes 576 properties, representing over 246 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.
¹AUM includes both the global Hines organization as well as RIA AUM.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the value to be generated by the logistics warehouse, future expansion of Hines Global’s worldwide logistics portfolio, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, the tenant remaining committed to its lease obligations and continuing to pay rent in a timely manner, Hines Global being able to locate and close on additional opportunities to invest in logistics assets, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.